Exhibit 99.1

Momentive Performance Materials Inc. Announces Purchase of

Certain Assets of Osram Sylvania Products Inc.

ALBANY, N.Y., October 7, 2008 – Momentive Performance Materials Inc. (the “Company”) today announced that its wholly-owned subsidiary, Momentive Performance Materials Quartz, Inc., has acquired certain assets of the semiconductor and lighting quartz products business of Osram Sylvania Products Inc. (“OSPI”), including manufacturing equipment, inventory, intellectual property and customer lists. OSPI is a wholly-owned subsidiary of OSRAM Sylvania Inc. Terms of the transaction were not disclosed.

“This acquisition is an important step in our plans to invest in and further develop our semiconductor and lighting quartz products businesses,” said Ray Kolberg, President and CEO of Momentive Performance Materials Quartz. He added, “We are committed to achieving a seamless transition process for our new customers. As we move forward, we will continue to focus on supporting our customers by delivering high quality products and excellent service.”

“This transaction is consistent with the Company’s overall strategy of strengthening its businesses through acquisitions and investments with attractive returns,” said Jon Rich, President and CEO of the Company. “We believe it is prudent to build upon our leading position in the quartz business to better position us for future growth.”

About Momentive

Momentive Performance Materials Inc. is a premier specialty materials company, providing high-technology materials solutions to the silicones, quartz and ceramics markets. The company, as a global leader with worldwide operations, has a robust product portfolio, an enduring tradition of service excellence, and industry-leading research and development capabilities. Momentive Performance Materials Inc. is controlled by an affiliate of Apollo Management, L.P. Additional information is available at www.momentive.com.

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Investor Contact

Peter Cholakis

(914) 784-4871

peter.cholakis@momentive.com